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                                                                  EXHIBIT 10.2

                                                      JEFFERIES & COMPANY, INC.

        TWO HOUSTON CENTER, 909 FANNIN STREET, SUITE 3100, HOUSTON, TEXAS 77010
                                    TELEPHONE (713) 658-1100 FAX (713) 650-8730

CORPORATE FINANCE

April 18, 1997


Mr. Mark Harrington
Chief Executive Officer
HARCOR ENERGY, INC.
5 Post Oak Park, Suite 2220
Houston, Texas 77027

Dear Mark:

          1. Retention and Services to be Rendered. This letter (the "Agreement") confirms that HARCOR ENERGY, INC. ("HarCor" or the "Company") has engaged Jefferies & Company, Inc. ("Jefferies") as financial advisor to HarCor in connection with various ongoing financial services ("Financial Services").

          2. Information on the Company. In connection with Jefferies' activities hereunder, you will furnish us and our counsel upon request with all material and information regarding the business and financial condition of the Company, all of which will be accurate and complete in all material respects as of their respective dates (all such information so furnished being the "Information"). The Company recognizes and confirms that Jefferies: (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same; (b) does not assume responsibility for the accuracy or completeness of the Information and such other information; and (c) will not make any appraisals of any of the Company's assets.

          3. Use of Name. The Company agrees that any reference to Jefferies in any release, communication, or material publicly distributed, is subject to Jefferies' prior written approval.

          4. Use of Advice. No advice rendered by Jefferies in connection with the services performed by Jefferies pursuant to this Agreement will be quoted by either party hereto, nor will any such advice be referred to, in any report, document, release or other communication, whether written or oral, prepared, issued or transmitted by such party or any person or corporation controlling, controlled by or under common control with such party or any director, officer. employee, agent or representative of any such party thereof, without the prior written authorization of both parties hereto, except to the extent required by law (in which case the